Exhibit 23.2

Ronald R. Chadwick, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado  80014
Phone (303) 306-1967
Fax (303) 306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Advanced Cannabis Solutions, Inc. (formerly Promap Corporation) on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated March 29, 2013, on the balance sheets of Promap Corporation as at December 31, 2011 and 2012, and the related statements of operations, stockholders' equity, and cash flows for the years then ended.

RONALD R. CHADWICK, P.C.
Aurora, Colorado
February 5, 2014